Exhibit 10.1

SECOND AMENDMENT TO BRISBANE TECHNOLOGY PARK LEASE

THIS SECOND AMENDMENT TO BRISBANE TECHNOLOGY PARK LEASE (this “Amendment”) is entered into as of this 3rd day of May, 2006, by and between BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to Gal-Brisbane, L.P. (“Original Landlord”), and INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Original Landlord and Tenant entered into that certain Brisbane Technology Park Lease dated as of December 18, 2000, as amended by that certain First Amendment to Brisbane Technology Park Lease dated as of February 26, 2001 (collectively, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 3280 Bayshore Boulevard in Brisbane, California (the “Building”);

B. WHEREAS, Tenant desires to lease from Landlord premises in the building located at 3260 Bayshore Boulevard in Brisbane, California (the “New Building”), which New Building also constitutes a portion of the Project; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Additional Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately fifteen thousand four hundred eleven (15,410) rentable square feet (the “Additional Premises”) located in the New Building. The Additional Premises are depicted on Exhibit A attached hereto. From and after the Commencement Date with respect to the Additional Premises (as detailed below), the term “Premises,” as used in the Lease, shall be deemed to refer collectively to the Premises and the Additional Premises.

3. Additional Premises Commencement Date. The lease with respect to the Additional Premises shall commence on the date hereof and shall expire on the Expiration Date. Any references in the Lease to the “Commencement Date” with respect to the Additional Premises shall mean the date hereof (the “Additional Premises Commencement Date”); provided, however, that Tenant shall not be responsible for paying Base Rent or Operating Expenses with respect to the Additional Premises until June 1, 2006. Any references in the Lease to the “Lease Term” with respect to the Additional Premises shall mean the period commencing on the Additional Premises Commencement Date and ending on the Expiration Date.

Form dated 12/12/05

4. Rent. Tenant shall pay (a) (i) the New Building Percentage (as defined below) of Operating Expenses with respect to the New Building and (ii) Tenant’s Project Percentage with respect to the Project and (b) Base Rent for the Additional Premises in accordance with the following schedule:

Months of Additional Premises Lease Term	Rentable Square Feet on Which Rent is Payable	Base Rent per Month
1 through 3	7,000	N/A
4 through 6	7,000	$2.35
7 through 12	10,000	$2.35
13 through 18	10,000	$2.45
19 through 24	15,410	$2.45
25 through 36	15,410	$2.55
37 through 48	15,410	$2.65
49 through 58	15,410	$2.75

5. Operating Expenses. Notwithstanding anything in the Lease to the contrary, from and after the Additional Premises Commencement Date, “Tenant’s Project Percentage” shall equal thirty-eight and eighty-nine hundredths percent (38.89%) and Tenant’s “New Building Percentage” shall equal twenty-five and eight hundredths percent (25.08%). From and after the Additional Premises Commencement Date, any of Tenant’s or Landlord’s rights or obligations with respect to Tenant’s Project Percentage shall be deemed to be supplemented to include the New Building Percentage. For the sake of clarification, and by way of example and not of limitation, from and after the Additional Premises Commencement Date, Tenant shall be obligated to pay the New Building Percentage with respect to Operating Expenses for the New Building in addition to being obligated to pay Tenant’s Project Percentage with respect to Operating Expenses for the Project.

6. Condition of Premises. Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy, except that Landlord shall deliver within forty (40) days after the date hereof the Additional Premises to Tenant with the heating, ventilation and air conditioning system, plumbing system and electrical system in good working order and repair. Landlord, at no cost to Tenant, shall makes any repairs and replacements to such systems for a period of one (1) year from the date hereof that are necessary for such systems to remain in good working order and repair; provided, however, that routine maintenance on such systems during such period shall be included in Operating Expenses.

7. Tenant Improvements.

a. Possession of areas of the Additional Premises necessary for utilities, services, safety and operation of the New Building is reserved to Landlord.

b. Tenant shall cause to be constructed the tenant improvements in the Additional Premises (the “Tenant Improvements”) pursuant to the Work Letter attached as Exhibit B hereto at a cost to Landlord (the “Tenant Improvement Allowance”) not to exceed Thirty Dollars ($30) per rentable square foot of Additional Premises. The Total TI Allowance (as defined below)

shall be used solely to pay the costs of (i) construction, (ii) project management by Landlord (which fee shall not exceed two percent (2%) of the Total TI Allowance, (iii) third party project management fees, (iv) IT installation, (v) space planning, architect, engineering and other related services and (vi) building permits and other planning and inspection fees. If the total cost of the Tenant Improvements exceeds the Total TI Allowance, then the overage shall be paid promptly by Tenant. Tenant shall have until December 31, 2007, to expend the unused portion of the Total TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. If Tenant does not utilize the entire Tenant Improvement Allowance, monthly Base Rent for the Additional Premises shall be decreased as of January 1, 2008, by the amount of such unused Tenant Improvement Allowance, amortized on a straight line basis over the period commencing on January 1, 2008, and ending on the Expiration Date; provided, however, that Tenant shall be required, no later than December 31, 2007, to, in accordance with Landlord’s building standards, (x) construct at least one (1) module of laboratory improvements in the currently unfinished portion of the Additional Premises and (y) finish construction (including, without limitation, drywall, repainting of interior walls and replacement of carpeting) of office improvements in the current office portion of the Additional Premises.

c. In addition to the Tenant Improvement Allowance, Landlord shall make available to Tenant Ten Dollars ($10) per rentable square foot (the “Additional TI Allowance” and, collectively with the Tenant Improvement Allowance, the “Total TI Allowance”) of Additional Premises to construct the Tenant Improvements. Tenant shall pay to Landlord, as Additional Rent, the Additional TI Allowance amortized over the Lease Term with respect to the Additional Premises at an interest rate of nine percent (9%).

d. Tenant shall select the architect, engineer, general contractor and major subcontractors performing the Tenant Improvements, subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold.

e. Notwithstanding any other provision herein or in the Lease to the contrary, (a) with regard to the Additional Premises, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Tenant Improvements with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Tenant Improvements to comply with the ADA and (b) Landlord shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Project’s parking lots, common area walkways and landscaped areas surrounding the New Building (collectively, the “Landlord Areas”) with the ADA, and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Landlord Areas to comply with the ADA. The provisions of this Section 7(e) shall survive the expiration or earlier termination of the Lease, as amended by this Amendment.

f. Landlord shall provide at its sole cost and expense a “storefront” entrance on the south side of the New Building through which Tenant may access the Additional Premises, which entrance shall match Landlord’s existing building standard for the New Building.

8. Security Deposit. Tenant shall not be required to deliver an additional security deposit with respect to the Additional Premises. Landlord may, however, use the Security Deposit delivered pursuant to the Lease with respect to Tenant’s obligations related to the Additional Premises.

9. Hazardous Materials. Notwithstanding anything in the Lease to the contrary, Landlord shall indemnify Tenant for any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) suffered by Tenant due to the presence of Hazardous Materials at the New Building in violation of Environmental Laws as of the date upon which Tenant takes possession of any portion of the Additional Premises, whether to conduct Tenant’s normal business in accordance with the use permitted by Section 5(a) of the Lease or to begin construction of the Tenant Improvements. The provisions of this Section 9 shall survive the expiration or earlier termination of the Lease, as amended by this Amendment.

10. Parking. In addition to the parking to which Tenant is entitled under the terms of the Lease with respect to the Original Premises, Tenant, for so long as Tenant leases the Additional Premises, shall have a non-exclusive license to use parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project at a ration of 3.3 parking spaces per 1,000 rentable square feet of Additional Premises.

11. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Lease Term with respect to the Additional Premises upon the following terms and conditions:

a. Tenant shall have one (1) option to extend the Lease Term with respect to the Additional Premises by five (5) years (the “Extension Term”) on the same terms and conditions as the Lease, as amended by this Amendment. Basic Annual Rent for the Extension Term shall equal ninety-five percent (95%) of the fair market value (“FMV”) for comparable office/research and development projects in the Brisbane/Peninsula market as of the date Tenant exercises the Option, increased by three percent (3%) on each annual anniversary of the commencement of the Extension Term; provided, however, that in no event shall the Base Rent at the commencement of the Extension Term be less that one hundred three percent (103%) of the Base Rent with respect to the Additional Premises at the expiration of the then-current Lease Term. In the event that Landlord and Tenant disagree as to the FMV, they shall hire an appraiser reasonably acceptable to both parties, the cost of which shall be split equally by Landlord and Tenant, which appraiser’s decision as to the FMV shall be binding on both parties.

b. The Option is not assignable separate and apart from the Lease.

c. The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least nine (9) months prior to the end of the expiration of the initial Lease Term with respect to the Additional Premises.

d. Notwithstanding anything contained in this Section 11, Tenant shall not have the right to exercise the Option:

i. During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease, as amended by this Amendment, and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

ii. At any time after a default as described in Section 15(a) of the Lease (provided, however, that, for purposes of this Subsection 11(d)(ii), Landlord shall not be required to provide Tenant with notice of any such default) and continuing until Tenant cures any such default, if such default is susceptible to being cured; or

iii. In the event that Tenant has defaulted in the performance of its obligations under the Lease, as amended by this Amendment, three (3) or more times and a service or late charge has become payable for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

e. The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 11(d).

f. All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, but prior to the commencement date of the Extension Term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease, as amended by this Amendment, three (3) or more times and a service or late charge has become payable for any such default, whether or not Tenant has cured such defaults.

g. Notwithstanding anything in the Lease or the Addendum attached thereto to the contrary, Section 1 of the Addendum shall not apply to the Additional Premises.

12. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CB Richard Ellis (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker. The provisions of this Section 12 shall survive the expiration or earlier termination of the Lease, as amended by this Amendment.

13. No Default. Landlord and Tenant represent, warrant and covenant that, to the best of their knowledge, neither party is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

14. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

16. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company

By:	/John F. Wilson, II/
Name:	John F. Wilson, II
Title:	Executive V.P. - Operations

TENANT:

INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation

By:	/Daniel G. Welch/
Name:	Daniel G. Welch
Title:	President & CEO

EXHIBIT A

ADDITIONAL PREMISES

[Diagram Inserted]

EXHIBIT B

WORK LETTER

This Work Letter (the “Work Letter”) is made and entered into as of the 3rd day of May, 2006, by and between BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Second Amendment to Brisbane Technology Park Lease dated as of May 3, 2006 (the “Amendment”), by and between Landlord and Tenant for the Additional Premises located at 3260 Bayshore Boulevard in Brisbane, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease, as amended by the Amendment (collectively, the “Lease”).

1.	General Requirements.

1.1. Tenant’s Authorized Representative. Tenant designates Joe Stasi (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, changes orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

1.2. Schedule. The schedule for design and development of Tenant’s Work (as hereinafter defined), including, without limitation, the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with that certain schedule prepared by Tenant (the “Schedule”), which Schedule shall be subject to Landlord’s reasonable approval. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Architects and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of Tenant’s Work shall be selected by Tenant and approved by Landlord. Landlord hereby approves of Dowler-Gruman Architects as Tenant’s architect.

2.	Tenant’s Work.

2.1. Tenant Work Plans. All work to be performed on the Additional Premises shall be performed by Tenant (“Tenant’s Work”) at Tenant’s sole cost and expense and without cost to Landlord (except for the Total TI Allowance) and in accordance with the Approved Plans (as defined below). The quality of Tenant’s Work shall be of a nature and character not less than (a) the quality of the tenant improvements in place at the New Building and the Project as of the date of the Lease and (b) Landlord’s building standards. Tenant shall submit such design drawings, plans and specifications as Landlord may reasonably request (the “Tenant Work Plans”). Tenant shall prepare and submit to Landlord for approval schematics covering Tenant’s Work prepared in conformity with the applicable provisions of this Work Letter (the “Draft Plans”). The Draft Plans shall contain sufficient information and detail to accurately describe Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Tenant shall be solely responsible for ensuring that the Tenant Work Plans and the Draft Plans satisfy Tenant’s obligations for Tenant’s Work.

2.2. Landlord Approval of Plans. Landlord shall notify Tenant in writing within seven (7) business days after receipt of the Draft Plans whether Landlord approves or objects to the Draft Plans and of the manner, if any, in which the Draft Plans are unacceptable. Landlord shall not object to any Draft Plans that satisfy the requirements set forth in Section 2.1. If Landlord objects to the Draft Plans, then Tenant shall revise the Draft Plans and cause Landlord’s objections to be remedied in the revised Draft Plans. Tenant shall then resubmit the revised Draft Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Plans and Tenant’s correction of the same shall be in accordance with this Section 2.2, until Landlord has approved the Draft Plans in writing. The iteration of the Draft Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Plans.”

2.3. Completion of Tenant’s Work. Tenant shall perform and complete Tenant’s Work (a) in strict conformance with the Approved Plans, (b) otherwise in compliance with the Lease and (c) in accordance with applicable laws, Landlord’s insurance carriers and the board of fire underwriters having jurisdiction over the Project and the Additional Premises. Completion of Tenant’s Work shall be subject to Landlord’s approval.

2.4. Conditions to Performance of Tenant’s Work. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord for Landlord’s approval a list (the “Contractor List”) of project managers, contractors and subcontractors that will perform Tenant’s Work. Landlord shall give Tenant notice in writing of its approval or disapproval of the Contractor List with seven (7) business days after Landlord’s receipt of the same. If Landlord disapproves of one or more parties on the Contractor List, Tenant shall revise the Contractor List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences. For all subcontracts in excess of One Hundred Thousand Dollars ($100,000), Tenant shall require its general contractor to provide Tenant with at least three (3) competitive bids.

2.5. Requests for Consent. Landlord shall respond to all requests for consents, approvals or directions made by Tenant pursuant to this Work Letter within seven (7) business days following Landlord’s receipt of such request. Landlord’s failure to respond within such seven (7) business day period shall be deemed approval by Landlord.

3. Tenant’s Construction Obligations Shall Not Delay Commencement of the Term. Tenant is currently in possession of the Additional Premises. Notwithstanding any Tenant Work to be performed by Tenant, the commencement of the Lease Term with respect to the Additional Premises and Tenant’s obligation to pay Rent shall not, under any circumstance, be extended or delayed. Tenant shall perform promptly such of its obligations contained in this Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under the Lease from the Additional Premises Commencement Date.

4. Completion of Tenant’s Construction Obligations. Tenant, at its sole cost and expense (except for the Total TI Allowance), shall complete Tenant’s Work described in this Work Letter in all respects in accordance with the provisions of the Lease and this Work Letter. Tenant’s Work shall be deemed completed at such time as Tenant, at its sole cost and expense (except for the Total TI Allowance) shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all Tenant’s Work has been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final waivers and releases of liens), (ii) all Tenant’s Work has been accepted by Landlord, (iii) any and all liens related to Tenant’s Work have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to Tenant’s Work are outstanding, (b) all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Additional Premises, (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Additional Premises is in accordance with the Approved Plans and (e) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to Tenant’s Work.

5. Insurance. Prior to commencing Tenant’s Work, Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, to Landlord, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance in the following amounts, upon the following terms and conditions:

5.1. Builders’ All-Risk Insurance. At all times during the period beginning with commencement of construction of Tenant’s Work and ending with final completion of Tenant’s Work, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s All-Risk Form, insuring (a) Landlord and its affiliates, agents, employees, consultants and lenders and (b) Tenant’s contractors, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, Tenant’s Work or any temporary structures on the Additional Premises, or is adjacent thereto. Said Builder’s All-Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and its affiliates, agents and employees.

5.2. Workers’ Compensation. At all times during the period of construction of Tenant’s Work, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory Workers’ Compensation insurance as required by applicable laws.

6. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees in the prosecution of Tenant’s Work. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord and Landlord’s affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Landlord may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s gross negligence or willful misconduct. Any deficiency in design or construction of Tenant’s Work shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing. All material and equipment furnished by Tenant as Tenant’s Work shall be new or “like new” and Tenant’s Work shall be performed in a first-class, workmanlike manner.

7. Tenant Improvement Allowance.

7.1. Application of Total TI Allowance. Subject to Section 7 of the Amendment, Landlord shall contribute the Tenant Improvement Allowance and, if requested by Tenant, the Additional TI Allowance, toward the costs and expenses incurred in connection with the performance of Tenant’s Work, in accordance with the terms and provisions of the Lease.

7.2. Approval of Budget for Tenant’s Work. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to advance to Tenant any portion of the Total TI Allowance until Landlord shall have approved in writing the budget for the Tenant’s Work (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with Tenant’s Work as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to Tenant’s Work that exceed either (a) the amount of the Total TI Allowance (other than pursuant to Section 8.2) or (b) the Approved Budget, either on a line item or overall basis. After Landlord has approved the Approved Budget, Tenant shall have the right to submit a revised budget if, in its reasonable opinion, such revision is warranted. Landlord shall have the right to review such revision in accordance with the terms of this Work Letter and if, in Landlord’s reasonable opinion, Landlord approves such budget in writing, the revised budget shall thereafter be deemed to be the Approved Budget.

7.3. Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount requested, (b) a detailed summary of the Tenant’s Work performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect), (c) lien releases from the general contractor and each subcontractor and material supplier with respect to the portion of Tenant’s Work corresponding to the Advance Request, then Landlord shall, within five (5) business days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section 7.3, advance to Tenant the amount set forth in such Advance Request; provided, however, that, with respect to any Advance Requests subject to the limits set forth in Section 7.2, Landlord shall advance to Tenant the requested amount as limited by Section 7.2.

7.4. Application of the Total TI Allowance. Tenant may apply the Total TI Allowance for the payment of construction and other costs (including, without limitation, standard laboratory improvements; finishes; building fixtures; building permits; and architectural, engineering, design and consulting fees), in each case as reflected in the Approved Budget and the Approved Plans. In no event shall the Tenant Improvement Allowance be applied to the purchase of any furniture, personal property or other non-building system equipment.

8. Changes. Any changes to Tenant’s Work (each, a “Change”) requested by Landlord or Tenant after Landlord approves the Approved Plans in writing shall be requested and instituted in accordance with the provisions of this Section 8 and shall be subject to the reasonable written approval of the other party.

8.1. Changes Requested by Tenant.

(a) Tenant may request Changes after Landlord approves the Approved Plans by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Tenant shall be solely responsible for the cost and expense of such revisions. Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.

(b) Landlord shall approve or reject any Tenant Change Order Requests in accordance with the procedures established pursuant to Section 2. If Landlord does not approve in writing a Tenant Change Order Request, then such Tenant Change Order Request shall be deemed rejected by Landlord, and Tenant shall not be permitted to alter Tenant’s Work as contemplated by such Tenant Change Order Request.

8.2. Changes Requested by Landlord. Landlord may request Changes after Landlord approves the Approved Plans by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Order Request”), which Landlord Change Order Request shall detail the nature and extent of any requested Changes. If the nature of a Change requires revisions to the Approved Plans, then Landlord shall be solely responsible for the cost and expense of such revisions. Landlord shall reimburse Tenant for all additional costs and expenses payable by Tenant to complete Tenant’s Work due to a Landlord-requested Change in accordance with the payment provisions of this Work Letter.

8.3. Preparation of Estimates. Tenant shall, before proceeding with any Change, use its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Tenant Change Order Request to Landlord or receipt of a Landlord Change Order Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant Change Order Request, approve or reject such Tenant Change Order Request in writing, or (b) in the case of a Landlord Change Order Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-requested Change.

9. Miscellaneous.

9.1. Headings, Etc. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

9.2. Time of the Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

9.3. Covenants. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

9.4. Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

9.5. Entire Agreement. The terms of this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement, other than the Lease.

9.6. Invalid Provisions. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

9.7. Construction. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

9.8. Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 9.8 shall in any way alter the provisions of the Lease restricting assignment or subletting.

9.9. Authority. That individual or those individuals signing this Work Letter guarantee, warrant and represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

9.10. Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-BAYSHORE BOULEVARD LLC, a Delaware limited liability company

By:	/John F. Wilson, II/
Name:	John F. Wilson, II
Title:	Executive V.P. – Operations

TENANT:

INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation

By:	/Daniel G. Welch/
Name:	Daniel G. Welch
Title:	President & CEO